EXHIBIT 3.1.4

                            CERTIFICATE OF AMENDMENT

                                       OF

                            ARTICLES OF INCORPORATION

                                       OF

                               MAXXZONE.COM, INC.

          -------------------------------------------------------------

                        Pursuant to Section 78.390 of the
                 General Corporation Law of the State of Nevada

          -------------------------------------------------------------

         The undersigned President and Secretary of maxxZone.com, Inc., a Nevada corporation (the "Corporation"), hereby certifies as follows:

         FIRST: The Board of Directors of the Corporation duly adopted a resolution setting forth and declaring advisable an amendment to Article 1 of the Articles of Incorporation so that, as amended, Article 1 shall state, in its entirety, as follows:

"1:      Name of Corporation: ACS Holdings, Inc."

         SECOND: The vote by which the stockholders holding such shares in the Corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required in the case of a vote by classes or series, or as may be required by the provisions of the Articles of Incorporation have voted in favor of the amendment is: 336,000,000 shares of common stock.

         IN WITNESS WHEREOF AND UNDER PENALTY OF PERJURY, this Certificate of Amendment of Articles of Incorporation by the Corporation's President and Secretary this ___ day of May, 2004.

                                                  MAXXZONE.COM

                                                  By:___________________________
                                                     Walter H. Roder II
                                                     President and Secretary



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